P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
May 25, 2012		President and Chief Executive Officer
(740) 373-3155

PEOPLES BANCORP INC. ELECTS NEW BOARD MEMBER

Marietta, Ohio - Peoples Bancorp Inc. (NASDAQ: PEBO) announced today that Tara Abraham has joined its board of directors. Ms. Abraham also joins the board of directors of the company's main subsidiary, Peoples Bank, National Association. Abraham is Chairman and Co-CEO of Accel Inc., a contract packaging company in New Albany, Ohio
“We are thrilled to have Tara join our board of directors.” said Richard Ferguson, chairman of the board of Peoples. “The perspective and experience she brings as a successful business owner and executive will be a tremendous asset to our board.”
Chuck Sulerzyski, President and Chief Executive Officer for Peoples, said that he too sees great benefit for Peoples in Abraham's election. “Tara Abraham is both an accomplished entrepreneur and a dedicated supporter and advocate of women-owned businesses. She is a great addition to our board.”
Abraham founded Accel Inc. 16 years ago from a 1,200 square foot studio. The company now operates from a 517,000 square foot facility in New Albany, Ohio and employs more than 400 individuals. Abraham serves on numerous philanthropic boards, including the United Way of Central Ohio board. She is currently serving as the 2008-2012 chair for the Ohio State University College of Education/Human Ecology Advisory Board, and is chair of the Capital Campaign for Ohio Health's Kobacker Hospice Board. She is also a founding member of The American Red Cross Tiffany Circle and the American Heart Association's Circle of Red and is a Co-chair of the 2013-2014 Go Red campaign. She formerly served on the board of the American Red Cross of Greater Columbus and as a board member for St. Stephen's Community House.
Abraham serves on the Women's Business Enterprise National Council (“WBENC”) Board of Directors and as Chair of the WBENC Women's Enterprise Leadership Forum. She was appointed in 2011 to the National Women's Business Council (“NWBC”) to serve a three-year term representing WBENC. The NWBC is a nonpartisan federal advisory council created to serve as an independent source of advice and policy recommendations to the President, Congress, and the U.S. Small Business Administration on economic issues of importance to women business owners.
In 2011 Abraham won the Ohio Diversity Counsel “Ohio's Most Powerful and Influential Women” Award.
Peoples Bancorp Inc. is a diversified financial products and services company with $1.8 billion in assets and more than 44 locations in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its financial service units - Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank); and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.
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